Exhibit 99

Marriott International, Inc.

Corporate Headquarters

NEWS

CONTACT:	Tom Marder	John Wolf
	Marriott Communications	Marriott Communications
	(301) 380-2553	(301) 380-5718
	thomas.marder@marriott.com	john.wolf@marriott.com

JIM SULLIVAN, LODGING DEVELOPMENT CHIEF AT MARRIOTT INTERNATIONAL, TO RETIRE

Leaves Legacy of Expansive Global Growth

Tony Capuano to Become Development Head

BETHESDA, MD, September 10, 2008 - Marriott International, Inc. (NYSE: MAR) today announced that James M. "Jim" Sullivan, executive vice president lodging development, will retire April 1, 2009. Capping an illustrious twenty-five year career at the company, Sullivan has been pivotal in growing Marriott's brands and expanding its hotel portfolio from 539 to more than 3,000 today.

Sullivan spearheaded the addition to Marriott's growth platform of key brands such as The Ritz-Carlton, Residence Inn and Renaissance, and the launch of Bvlgari, Edition and Nickelodeon by Marriott. Central to Sullivan's legacy and the company's ongoing success was his intense focus on expansion outside of North America. Establishing Marriott development offices in Asia and Europe during the early 1990s, Sullivan led Marriott's unparalleled industry growth from 14 hotels outside the U.S. in 1990 to nearly 400 hotels today. Emblematic of the company's global march, Marriott opened its 3,000th hotel in 2007 with the JW Marriott Beijing.

Sullivan will be succeeded in his role by Tony Capuano, a 13-year Marriott veteran who will become executive vice president global development, reporting to Arne Sorenson, executive vice president, chief financial officer and president continental European lodging.

J.W. "Bill" Marriott, chairman and chief executive officer of Marriott International, said, "It is certainly with very mixed emotions that I announce Jim's retirement. He has been instrumental to our incredible growth and success, and it's hard to imagine him not here. But I understand his desire to slow down his famous breakneck pace and spend more time with his children and grandchildren. He deserves, and has, my tremendous gratitude."

"Thanks to the hard work of our development team under Jim's leadership, our worldwide pipeline of hotels under construction, awaiting conversion or approved for development exceeds 130,000 rooms. And with about 60 percent of our full service pipeline located outside the United States, we're poised for great new growth.

Sullivan joined Marriott in 1980 as vice president of finance and planning for Marriott's restaurant and theme park operations. After leaving the company to assume the presidency of a privately owned chain of fast food restaurants, Sullivan returned, and in 1990, was appointed head of development. Prior to joining Marriott, Sullivan held a series of positions with well-known brand companies.

Capuano is currently responsible for full service hotel development across North America, the Caribbean and Latin America, where the company recently announced an unprecedented growth trajectory, doubling its plans for hotels in Mexico over the next three years. He will transition to his new responsibilities over the next seven months.

Mr. Marriott said, "I am delighted that Tony Capuano will assume global development duties for our company. Tony is intent on growth, is an astute and skilled developer, and he has the great respect of both his team and our development partners."

For the better part of a decade, Capuano headed Marriott's full service hotel development in the Western United States and Canada. He began his career with the company in 1995 in the market planning and feasibility area.

Earlier, Capuano began his professional career in Laventhol & Horwath's Leisure Time Advisory Group in Boston and then joined Kenneth Leventhal & Company's hospitality consulting group in Los Angeles.

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